Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Turtle Beach Corporation
San Diego, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (File No. 33-188389, File No. 333-173017, File No. 333-225106 and File No. 333-226622) and Form S-8 (File No. 333-171838, File No. 333-181653, File No. 333-188390 and File No. 333-193982) of Turtle Beach Corporation of our reports dated March 18, 2019, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of Turtle Beach Corporation’s internal control over financial reporting, which appears in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018.
/s/ BDO USA, LLP
New York, New York

March 18, 2019